Exhibit 10.1

INFORMATION MARKED BY [***] HAS BEEN OMITTED PURSUANT TO A REQUEST FOR
CONFIDENTIAL TREATMENT. THE OMITTED PORTION HAS BEEN SEPARATELY FILED WITH
THE SECURITIES AND EXCHANGE COMMISSION.

PRODUCT DEVELOPMENT AND
COMMERCIALIZATION SUBLICENSE AGREEMENT

This Development and Commercialization Sublicense Agreement (this “Agreement”) is made and entered into this 31st day of July, 2007 (the “Effective Date”), by and among HANA Biosciences, Inc., a Delaware corporation (“HANA”), PAR Pharmaceutical, Inc., a Delaware corporation (“PAR”), and NovaDel Pharma, Inc., a Delaware corporation (“NovaDel”).

WHEREAS, HANA has exclusive, restricted sublicensable rights under a license from NovaDel , the owner of certain patents, intellectual property and know-how relating to lingual sprays for the metered delivery of pharmaceutical products to humans;

WHEREAS, HANA has commenced the development of a pharmaceutical product containing ondansetron as an active ingredient that will be administered to humans using the Licensed Technology (as defined below) on terms and conditions set forth herein;

WHEREAS, HANA desires to sublicense to PAR the Licensed Technology, and PAR desires to accept such sublicense on the terms and conditions set forth herein; and

WHEREAS, simultaneously with the execution of this Agreement, the Parties are entering into that certain Subscription Agreement that provides, on the terms and subject to the conditions set forth therein, for a purchase by PAR of the common stock of HANA in an amount up to $5,000,000.

NOW, THEREFORE, in consideration of the mutual covenants and promises contained in this Agreement and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, HANA, PAR and NovaDel agree as follows:

ARTICLE 1
DEFINITIONS

For purposes of this Agreement, the following words and phrases shall have the following meanings, unless otherwise specifically provided herein:

1.1 AAA has the meaning set forth in Section 15.2.1.

1.2 Affiliate shall mean, with respect to any Person, any other Person that directly or indirectly through one or more intermediaries, controls, is controlled by or is under common control with such Person. For purposes of this Section 1.1 only, “control” and, with correlative meanings, the terms “controlled by” and “under common control with” shall mean (a) the possession, directly or indirectly, of the power to direct the management or policies of an Person, whether through the ownership of voting securities, by contract or otherwise, or (b) the ownership, directly or indirectly, of at least fifty percent (50%) of the voting securities or other ownership interest of a Person

1.3 Agreement has the meaning set forth in the preamble.

1.4 Agreement Related Assets has the meaning set forth in Section 11.3.2.

1.5 Anticipated Filing Date has the meaning set forth in Section 4.2.2.

1.6 Applicable Law shall mean the applicable laws, rules, regulations, guidelines and requirements of the Regulatory Authorities in the Territory.

1.7 CGMP means the regulatory requirements for current good manufacturing practices promulgated by the FDA under the U.S. Food, Drug and Cosmetic Act and the regulations promulgated thereunder, particularly 21 C.F.R. Section 210 et seq., and 21 C.F.R. Sections 600-610, as the same may be amended from time to time.

1.8 Commercialization means the marketing, promotion, advertising, selling and/or distribution of the Licensed Product in the Territory after Regulatory Approval therefor has been obtained; and the term “Commercialize” has a corresponding meaning.

1.9 Commercially Reasonable Efforts shall mean, with respect to the development or commercialization of the Licensed Product, efforts and resources commonly used in the research-based pharmaceutical industry for a product of similar commercial potential at a similar stage in its lifecycle, taking into consideration its safety and efficacy, its cost to develop, the competitiveness of alternative products, its proprietary position, the likelihood of regulatory approval, its profitability, and all other relevant factors. Commercially Reasonable Efforts shall be determined on a market-by-market basis for each Licensed Product without regard to the particular circumstances of a Party, including any other product opportunities of such Party.

1.10 Common Technical Document shall have the meaning set forth in the International Conference on Harmonization of the Technical Requirements for Registration of Pharmaceuticals for Human Use (ICH) Guideline M4, Organization of the Common Technical Document, as revised on January 13, 2004.

1.11 Confidential Information has the meaning set forth in Section 9.1.

1.12 Control shall mean, with respect to any item of Information and Inventions, Patent Rights or other intellectual property right, possession of the ability, whether directly or indirectly, and whether by ownership, license or otherwise, to assign, or grant a license, sublicense or other right to or under, such item, Patent or right as provided for herein without violating the terms of any agreement or other arrangement with any Third Party.

1.13 Development Committee has the meaning set forth in Section 4.1.2.

1.14 Designated Compound means ondansetron.

1.15 Development Plan has the meaning set forth in Section 4.1.1.

1.16 Effective Date has the meaning set forth in the preamble.

1.17 Exploit shall mean to make, have made, import, use, sell, or offer for sale, including to research, develop, register, modify, improve, manufacture, have manufactured, store, have used, export, transport, distribute, promote, market or have sold or otherwise dispose of a Licensed Product or Licensed Process.

1.18 Exploitation shall mean the making, having made, importation, use, sale, offering for sale of a licensed product or process, including the research, development, registration, modification, improvement, manufacture, storage, optimization, import, export, transport, distribution, promotion, marketing, sale or other disposition of a Licensed Product or Licensed Process.

1.19 FDA means The Food and Drug Administration of the United States Department of Health and Human Services, or any successor agency(ies) thereof performing similar functions.

1.20 GAAP shall have the meaning set forth in Section 6.8.

1.21 HANA has the meaning set forth in the preamble.

1.22 HANA Indemnified Parties has meaning set forth in Section 12.1.

1.23 HANA Know-How shall mean all Information and Inventions Controlled by HANA or an Affiliate of HANA at any time during the Term that (a) are necessary for the use of the Licensed Process to Exploit the Licensed Product, and (b) are not generally known.

1.24 Improvement shall mean any modification, variation or revision to an apparatus, method, product or technology, or any discovery, technology, device, process or formulation related to an apparatus, method, product or technology, whether or not patented or patentable, including any enhancement in the manufacture or steps or processes thereof, ingredients, preparation, presentation, formulation, means of delivery, packaging or dosage of an apparatus, method, product or technology, any discovery or development of any new or expanded indications for an apparatus, method, product or technology, or any discovery or development that improves the stability, safety or efficacy of an apparatus, method, product or technology), in each case, to the extent related to the Licensed Process, Licensed Product or Licensed Technology.

1.25 IND shall mean an investigational new drug application filed with the FDA for approval to commence human clinical trials, and its equivalent in other countries or regulatory jurisdictions in the Territory.

1.26 Indemnification Claim Notice shall have the meaning set forth in Section 12.4.1.

1.27 Indemnified Party has meaning set forth in Section 12.4.1.

1.28 Information And Invention shall mean all technical, scientific and other know-how and information, trade secrets, knowledge, technology, means, methods, processes, practices, formulas, instructions, skills, techniques, procedures, experiences, ideas, technical assistance, designs, drawings, assembly procedures, computer programs, apparatuses, specifications, data, results and other material, including pre-clinical and clinical trial results, manufacturing procedures and test procedures and techniques, (whether or not confidential, proprietary, patented or patentable) in written, electronic or any other form now known or hereafter developed, and all Improvements, whether to the foregoing or otherwise, and other discoveries, developments, inventions, and other intellectual property (whether or not confidential, proprietary, patented or patentable), in each case, to the extent related to the Licensed Process, Licensed Product or Licensed Technology.

1.29 Infringement Suit has meaning set forth in Section 10.3.

1.30 Initial Commercial Sale means the first sale for use or consumption by the general public of the Licensed Product by PAR or its Affiliates in the Territory following Regulatory Approval of the Licensed Product. Sales for clinical studies, compassionate use, named patient programs, sales under a treatment IND, test marketing, any nonregistrational studies, or any similar instance where the Licensed Product is supplied without charge shall not constitute an Initial Commercial Sale.

1.31 Licensed Process shall mean the proprietary lingual spray technology for the delivery of pharmaceutical compounds through the mucosal membrane of the mouth in humans using an aerosol or pump spray device that is under the Control of NovaDel as of the effective date of the NovaDel-Hana License and any Improvements thereto that are conceived and reduced to practice by NovaDel in the course of performing its obligations under the NovaDel-Hana License.

1.32 Licensed Product shall mean any dosage of pharmaceutical composition or preparation in finished form labeled and packaged for sale by prescription, over-the-counter or any other method only for human application that contains, as the sole active ingredient, the Designated Compound delivered by means of the Licensed Process.

1.33 Licensed Technology shall mean the NovaDel Patent Rights, the NovaDel Know-How and Improvements thereof, and the Drug Master File, collectively, but only with respect to the Exploitation of the Licensed Product.

1.34 Licensed Trademark shall mean “ZENSANA” owned by HANA as evidenced by U.S. Trademark Application Serial No. 78,710,181.

1.35 Lock-Up Period has meaning set forth in Section 6.1.

1.36 Losses has the meaning set forth in Section 12.1.

1.37 NDA means a New Drug Application as defined in the United States Federal Food, Drug and Cosmetic Act and applicable regulations promulgated thereunder as amended from time to time and any equivalent application required by any Regulatory Authority for the marketing, sale or use of the Licensed Product in the Territory for human application.

1.38 Net Sales means [***]

1.39 NovaDel has the meaning set forth in the preamble.

1.40 NovaDel-Hana License means that certain License and Development Agreement originally dated October 26, 2004, by and between NovaDel and HANA, as amended and restated effective as of July 31, 2007.

1.41 NovaDel Indemnified Parties has meaning set forth in Section 12.1.

1.42 NovaDel Know-How shall mean all Information and Inventions Controlled by NovaDel or an Affiliate of NovaDel as of the effective date of the NovaDel-Hana License or, from time to time, during the Term that (a) (i) are necessary for the use of the Licensed Process to Exploit the Licensed Product or (ii) relate to Improvements to the Licensed Product or Licensed Process that are conceived and/or reduced to practice in the course of Exploiting the Licensed Product or License Process, and (b) are not generally known, but excluding any Information and Inventions to the extent claimed by any NovaDel Patents.

1.43 NovaDel Patents shall mean the Patent Rights that NovaDel Controls (a) as of the effective date of the NovaDel-Hana License that are listed on Exhibit A hereto and (b) from time to time during the Term that claim (i) the Licensed Process, (ii) the Licensed Product, (iii) NovaDel Know-How, or (iv) any Improvements that are conceived and/or reduced to practice in the course of Exploiting the Licensed Product or License Process.

1.44 Par has the meaning set forth in the preamble.

1.45 PAR Indemnified Parties has meaning set forth in Section 12.2.

1.46 Party or Parties means HANA, NovaDel and/or PAR, as applicable.

1.47 Patent Rights means any of the following: (a) United States patents; (b) United States patent applications (both provisional and non-provisional), PCT patent applications, and divisionals, continuations and claims of continuation-in-part applications which shall be directed to subject matter specifically described in such United States and/or PCT patent applications, and the resulting patents (whether such divisionals, continuations or continuation-in-part applications are based upon a United States patent, United States patent application or PCT application); (c) any patents resulting from reissues or reexaminations of the United States patents described in (a) and (b) above; (d) foreign patents; (e) foreign patent applications and, to the extent applicable, divisionals, continuations and claims of continuation-in-part applications which shall be directed to subject matter specifically described in such foreign patent applications, and the resulting patents (whether such divisionals, continuations or continuation-in-part applications are based upon a foreign patent application or a foreign patent); and (f) any foreign patents, resulting from foreign procedures similar to United States reissues and reexaminations, of the foreign patents and applications described in (d) and (e) above.

1.48 Person means an individual, partnership, joint venture, association, corporation, limited liability company and any other form of business organization, government, regulatory or governmental agency, commission, department or instrumentality.

1.49 Product Liability Claim means a Third Party’s assertion of a strict liability claim of actual personal injury or death as a result of the use of the Licensed Product during the Term.

1.50 Product Trademarks has meaning set forth in Section 5.4.

1.51 Regulatory Approval means approval by the FDA to market the Licensed Product in the United States, or equivalent Regulatory Authority in Canada to market the Licensed Product in Canada, including the issuance by the FDA or such other Regulatory Authority of an action letter indicating the approval of the NDA and the manufacturing processes and facilities for commercial supplies of the Licensed Product.

1.52 Regulatory Authority shall mean any applicable supra-national, federal, national, regional, state, provincial or local regulatory agencies, departments, bureaus, commissions, councils or other government entities regulating or otherwise exercising authority with respect to the Licensed Technology or the Licensed Product in the Territory.

1.53 Regulatory Documentation shall mean all applications, registrations, licenses, authorizations and approvals (including all Regulatory Approvals), all correspondence submitted to or received from Regulatory Authorities (including minutes and official contact reports relating to any communications with any Regulatory Authority), all supporting documents and all clinical studies and tests, relating to the Licensed Product, and all data contained in any of the foregoing, including all regulatory drug lists, advertising and promotion documents, adverse event files and complaint files.

1.54 Subscription Agreement has the meaning set forth in Section 6.1.

1.55 Term has the meaning set forth in Section 11.1.

1.56 Territory means the United States of America and Canada.

1.57 Third Party means any Person other than PAR, NovaDel, HANA and their respective Affiliates.

1.58 Third Party Claim shall have the meaning set forth in Section 12.5.2.

1.59 Trademark shall include any word, name, symbol, color, designation or device or any combination thereof, including any trademark, trade dress, brand mark, trade name, brand name, logo or business symbol.

1.60 Valid Claim shall mean, with respect to a particular country, a claim of a Patent Right in such country that (a) has not been revoked or held unenforceable or invalid by a decision of a court or governmental agency of competent jurisdiction from which no appeal can be taken or has been taken within the time allowed for appeal, and (b) has not been abandoned, disclaimed, denied or admitted to be invalid or unenforceable through reissue or disclaimer or otherwise in such country, except if a claim, or the subject matter thereof, of a pending patent application shall not have issued within four (4) years after the filing date from which such claim, or subject matter thereof, takes priority, such claim shall not constitute a valid claim for purposes of this Agreement unless and until such claims shall issue.

ARTICLE 2
SCOPE OF THE COLLABORATION

2.1 Objectives. The Parties agree, pursuant and subject to the terms of this Agreement, that HANA intends to assign to PAR, and PAR intends to assume, all of HANA’s rights and obligations to develop and obtain Regulatory Approval for the Licensed Product in the Territory and to commercialize the Licensed Product in the Territory.

2.2 Diligence Obligations. PAR shall use Commercially Reasonable Efforts in accordance with the terms and conditions of this Agreement, including the Development Plan, to (a) develop and commercialize the Licensed Product in the entire Territory; (b) file the NDA with the FDA in PAR’s name and obtain Regulatory Approval(s) with respect to the Licensed Product in the Territory; and (c) Exploit the Licensed Product in the Territory.

2.3 Outsourcing of MARQIBO Development. HANA holds the exclusive license and patent rights for the commercialization of Sphingosomal Vincristine sulfate liposome for the therapeutic treatment of patients with leukemia, lymphoma and solid tumors currently being developed under the trade name “MARQIBO.” In the event that HANA in its sole discretion, elects to grant a Third Party a right to manufacture and sell such product, HANA will inform PAR and, if PAR so requests, HANA will allow PAR to submit a proposal for HANA’s consideration prior to entering into negotiations with any other Third Party to manufacture and sell the product.

2.4 Co-Promotion of ZENSANA. Within ninety (90) days following PAR’s submission of an NDA for the Licensed Product, HANA may submit a proposal for PAR’s consideration with respect to the Parties’ joint promotion and commercialization of such Licensed Product; provided, however, that any determination whether to jointly promote and commercialize the Licensed Product with HANA will be in PAR’s sole discretion and if PAR determines to jointly promote with HANA, then PAR and HANA will negotiate in good faith an agreement that provides for the rights and obligations in respect thereof.

ARTICLE 3
GRANT OF RIGHTS

3.1 License Grant. Subject to Section 3.3 and the other terms and conditions of this Agreement, HANA hereby grants to PAR and its Affiliates and PAR accepts:

3.1.1 A non-transferable (except as provided in Section 11.3.2), nonsublicenseable (except as set forth in this Section 3.1 and Section 3.2), royalty-bearing, exclusive sublicense under the Licensed Technology to Exploit the Licensed Product in the Territory, to the full end of the Term for which the Licensed Technology is licensed, unless sooner terminated as herein after provided; provided, however, that PAR shall have the right to (i) utilize Third Parties to manufacture the Licensed Product in the Territory, and (ii) use, have used, manufacture or have manufactured the Licensed Product outside of the Territory solely for purposes of the distribution and sale of the Licensed Product inside the Territory. PAR shall be entitled to use a Third Party contract sales organization to market the Licensed Product in the Territory; provided, that the employees of such Third Party contract sales organization that are utilized to market the Licensed Product are trained and managed by PAR and carry only PAR’s products.

3.1.2 In the event that PAR elects to use the Licensed Trademark in connection with the Exploitation of the Licensed Product in the Territory pursuant to Section 0, then a non-transferable (except as provided in Article 12), nonsublicenseable, royalty-bearing, non-exclusive right and license under the Licensed Trademark will be granted for the sole purpose of using the Licensed Trademark to market, distribute and sell the Licensed Product in the Territory, to the full end of the Term for which the Licensed Product is licensed, unless sooner terminated as herein after provided.

3.1.3 PAR shall not sell, distribute or transfer the Licensed Product to any Person that, to PAR’s knowledge or should reasonably know, is using or intends to use the Licensed Product outside of the Territory or is selling or transferring, or intends to sell or transfer, the Licensed Product to a Person who is using or intends to use such Licensed Product outside of the Territory.

3.1.4 PAR agrees that during the Term it will use the Licensed Technology only as explicitly provided and in accordance with the term and conditions of this Agreement. PAR expressly acknowledges and agrees that the only licenses granted under this Agreement are the licenses expressly granted under this Agreement and that there shall be no implied license or license by estoppel.

3.2 License Grant to NovaDel. In the event that NovaDel and PAR agree pursuant to Section 0 that NovaDel is to perform certain development activities under the Development Plan, PAR hereby grants to NovaDel a limited, royalty-free, co-exclusive right and license in the Territory in and to the Licensed Technology to the extent necessary to perform such development activities.

3.3 Retained Rights. PAR acknowledges that NovaDel retains all right, title and interest, including the right to grant licenses to Third Parties, in and to the Licensed Technology. PAR shall have no rights, express or implied, with respect to the Licensed Technology except as expressly set forth in Section 3.1, and PAR covenants to HANA and NovaDel that none of PAR or its Affiliates shall use the Licensed Technology, directly or indirectly, for any purpose other than for administration of the Designated Compound in connection with the Exploitation of Licensed Product hereunder. Notwithstanding anything in this Agreement to the contrary, PAR acknowledges that NovaDel retains, without any duty of accounting or otherwise to PAR:

3.3.1 The right to enter into collaborations or other agreements with, and to grant licenses and other rights under the NovaDel Patents and NovaDel Know-How to Third Parties to Exploit products containing compounds other than the Designated Compound and to use the Licensed Process in connection therewith; and

3.3.2 The right to independently Exploit products containing compounds other than the Designated Compound and to use the Licensed Process in connection therewith; and

3.3.3 An irrevocable, non-exclusive, royalty-free right to use the Licensed Technology (including the Licensed Process) with respect to the Designated Compound, for its internal, non-commercial research and development activities; and

3.3.4 The rights for all other territories other than the Territory and non-human uses of the Designated Compound.

3.4 Additional Covenants and Agreements.

3.4.1 HANA covenants and agrees that, from and after the Effective Date until the termination of this Agreement, neither it nor any of its Affiliates shall seek to develop (directly or indirectly) any lingual spray technology for the delivery of anti-emetic pharmaceutical compounds.

3.4.2 Promptly after the Effective Date, each of NovaDel and HANA shall at its cost and expense, use good faith reasonable efforts to disclose to PAR in writing, or via mutually acceptable electronic media, copies or reproductions of all HANA Know-How and NovaDel Know-How, not previously disclosed to PAR, reasonably necessary in order to enable PAR to exploit its rights granted under this Article 3. In addition, during the Term, each of HANA and NovaDel shall promptly disclose to PAR in writing, or via mutually acceptable electronic media, on an ongoing basis, copies or reproductions of all new HANA Know-How and NovaDel Know-How that is reasonably necessary to market, sell or have sold the Licensed Product. Such HANA Know-How and NovaDel Know-How and other information shall be automatically deemed to be within the scope of the licenses granted herein without payment of any additional compensation.

3.5 Manufacturing.

3.5.1 Subject to the other provisions of this Section 3.5.1, PAR shall be solely responsible for the manufacture of the Licensed Product, both for clinical development and following receipt of Regulatory Approval of the Licensed Product; provided that PAR may contract with a Third Party to perform such manufacturing services. PAR shall share all data and other information relating to the manufacturing process and shall consult with NovaDel with respect thereto. Without limiting the generality of the foregoing, NovaDel shall have the opportunity to review, prior to execution, all agreements with Third Parties relating to the manufacture of the Licensed Product; provided, however, that PAR shall have the ultimate decision making authority in the event of any dispute between NovaDel and PAR relating to the terms of any such manufacturing agreement (or the choice of such Third Party manufacturer). NovaDel and its Extraterritorial Licensees (as defined in the NovaDel-Hana License) retain the right to purchase product from said Third Party, if applicable, at the same costs as PAR with the exception of an increase of cost due to a modification to the packaging/labeling by NovaDel or any Extraterritorial Licensee.

3.5.2 PAR agrees that, at all times during the performance of the development activities, it, or its designee, will act in accordance with all Applicable Laws.

3.5.3 To the extent PAR contracts with a Third Party to manufacture the Licensed Product, such Third Party shall agree in writing to be bound by the obligations of confidentiality and non-use at least equivalent in scope to those set forth in Article 9 of this Agreement.

3.5.4 PAR shall not object to permitting any Third Party manufacturer from selling NovaDel and its Extraterritorial Licensees Licensed Product under Section 3.5.1 in the identical packaging and labeling as PAR purchases such Licensed Product for sale in the United States, subject to the requirement by NovaDel and Sublicensees to have such Licensed Product uniquely identified by a separate batch record identification or other indicia sufficient to distinguish sales by NovaDel, or its Extraterritorial Licensees, from those of PAR.

3.5.5 PAR shall use Commercially Reasonable Efforts to obtain any required licenses, permissions needed and documentation (e.g., Certificate of Pharmaceutical Product) in order for NovaDel and its Extraterritorial Licensees to buy and export Licensed Product from the United States. NovaDel shall reimburse all reasonable expenses incurred by PAR for obtaining such licenses or permissions within thirty (30) days of an Extraterritorial Licensee’s receipt of an invoice from PAR itemizing such expenses

3.5.6 NovaDel warrants, covenants and agrees that any license agreement that NovaDel enters into with an Extraterritorial Licensee regarding Licensed Product that are subject to this Agreement shall contain an indemnity clause requiring the Extraterritorial Licensee to indemnify PAR and its Affiliates against any and all claims, proceedings, demands, liability and expenses of any kind, including legal expenses and attorneys’ fees (collectively, “Claims”), arising out of or in connection with the manufacture, sale, use, consumption, advertisement or other disposition of Licensed Product by the Extraterritorial Licensee, its Affiliates or any end user, or arising from any violation of law, negligence, willful or reckless misconduct, or from any breach of any material obligation of such Extraterritorial Licensee under its agreement with NovaDel, other than Claims resulting from the gross negligence or willful misconduct of PAR; provided, however, that in no event shall the scope of the indemnification to PAR be any less than the scope of the Extraterritorial Licensee’s indemnification obligations to NovaDel.

ARTICLE 4
DEVELOPMENT PROGRAM

4.1 Development Plan; Responsibility and Control.

4.1.1 Within sixty (60) days after the Effective Date, PAR will adopt a development plan, and provide such development plan to NovaDel, describing its strategy and principal activities in seeking Regulatory Approval for the Licensed Product and commercializing the Licensed Product in accordance with the terms of this Agreement (the “Development Plan”), which may be amended by PAR in its commercially reasonable discretion. PAR will use its Commercially Reasonable Efforts to execute the Development Plan. Subject to the Development Plan and the other terms and conditions contained in this Agreement, PAR shall have control over and responsibility for executing all aspects of the Development Plan, including planning, strategy, administrative management, and fiscal control; provided, however, that PAR shall include the Development Committee in such efforts in a consultative capacity. In the event that PAR desires, PAR may request NovaDel to conduct certain development activities, and, if NovaDel agrees, NovaDel and PAR shall negotiate in good faith the scope of such development activities to be undertaken by NovaDel, appropriate amendments to the Development Plan and the amounts to be paid to NovaDel for the provision of such development activities; provided that it is understood that PAR shall not be entitled to amend the Development Plan to include the performance of any activities by NovaDel without the prior written consent of NovaDel.

4.1.2 PAR and NovaDel shall establish a development committee (the “Development Committee”), which shall confer at least on an annual basis to coordinate PAR’s and NovaDel’s performance of their respective responsibilities under this Agreement. PAR and NovaDel each shall appoint an equal number of representatives with the requisite experience and seniority to enable them to make decisions on behalf of the Parties. From time to time, PAR and NovaDel each may substitute its representatives on written notice to the other. The Development Committee shall not have the power to amend or modify the Development Plan, which may only be amended or modified as provided in Section 4.1.1.

4.1.3 By no later than November 1 of each calendar year during the Term, PAR shall prepare and deliver to NovaDel an updated Development Plan for the following calendar year. NovaDel shall have the right to comment on the Development Plan (including the initial Development Plan delivered pursuant to Section 4.1.1), and PAR shall consider such comments in good faith; provided that nothing contained herein is intended to limit PAR’s sole discretion with respect to the development of the Licensed Product in the Territory.

4.2 Clinical and Regulatory Approval.

4.2.1 Subject to the terms of the Development Plan, in the Territory, PAR shall (a) use its Commercially Reasonable Efforts to conduct required clinical trials of the Licensed Product and obtain Regulatory Approval, and (b) be responsible for all activities related to the toxicology, formulation, process development, quality assurance/quality control, and regulatory affairs for the Licensed Product and (c) include HANA and NovaDel in such efforts in a consultative capacity; provided, however, that, as and to the extent requested by PAR and agreed to by NovaDel pursuant to Section 4.1.1, NovaDel may collaborate with PAR in executing the Development Plan; provided further, however, for purposes of clarity, neither HANA nor NovaDel shall have the right to direct or control PAR’s conduct of such activities.

4.2.2 Subject to the terms of the Development Plan, PAR shall use its Commercially Reasonable Efforts to prepare any required application(s) for Regulatory Approval, including the filing of the NDA with the FDA in PAR’s name, and shall have responsibility for: (a) all clinical data and reports related to Licensed Product studies, including clinical trials for the Licensed Product; and (b) all NDAs and other Regulatory Approvals for the Licensed Product in the Territory. PAR shall inform HANA and NovaDel of all communications with the FDA, and shall provide copies of all FDA submissions and other written communication with the FDA as soon as reasonably practicable. The Parties shall cooperate in good faith with respect to all such submissions and meetings with the FDA relating to regulatory approval of the Licensed Product. In addition, and without limiting PAR’s obligations under Section 0 or this Section 0, PAR shall file the NDA with the FDA on or before the last day of the thirty-second (32nd) month after the Effective Date (the “Anticipated Filing Date”); provided, however, that PAR may extend the Anticipated Filing Date by four (4) months by delivering, at any time after the second (2nd) anniversary of the Effective Date, written notice of such extension to NovaDel. The Anticipated Filing Date, as extended, may thereafter be extended only upon the mutual agreement of PAR and NovaDel.

4.2.3 PAR shall, and shall cause its Affiliates to, promptly disclose to NovaDel all Regulatory Documentation and all other Information and Inventions in the possession or Control of PAR or its Affiliates that relate to the Exploitation of the Licensed Product. NovaDel and NovaDel’s Extraterritorial Licensees shall have a perpetual, royalty-free, irrevocable, worldwide right to use and reference the Regulatory Documentation and any data included or referenced therein for all purposes. PAR agrees to utilize the Common Technical Document format for its marketing applications in order to facilitate any subsequent submissions filed by NovaDel or its Extraterritorial Licensees outside of the Territory.

4.2.4 PAR will be the primary contact for Chemistry, Manufacturing and Control matters in all relevant regulatory applications except to regulatory bodies outside the     United States and Canada. PAR will keep NovaDel reasonably informed of all such communications, if any, between PAR and the Regulatory Authorities in the United States and Canada.

4.2.5 PAR agrees to keep the Common Technical Document, except for those sections in the Summary Basis of Approval and available through the Freedom of Information Act, strictly confidential in accordance with Article 9.

4.3 Development Program Reporting. PAR shall provide HANA and NovaDel at least quarterly with updates regarding the progress of the Development Program and Regulatory Approval process, including all planned and ongoing clinical trials for the Licensed Product, planned and ongoing formulation and stability studies, interaction with Regulatory Authorities, planned and ongoing promotional advertising and other marketing efforts, rolling forecasts of projected sales of each Licensed Product for the upcoming twelve (12) months, and also shall advise HANA and NovaDel of any unforeseen material problems or delays encountered since the date of its last such report and any other information reasonably requested by HANA or NovaDel with respect to the development activities related to the Licensed Product undertaken by PAR in such calendar quarter.

4.4 Development Costs. PAR shall be solely responsible for all costs and expenses incurred by it after the Effective Date relating to the development of the Licensed Products for Exploitation in the Territory, including costs and expenses, if any, incurred by NovaDel at in accordance with Section 4.1.1.

4.5 Regulatory Records. PAR shall maintain records of its development activities in sufficient detail and in good scientific manner appropriate for patent and regulatory purposes, which shall be complete and accurate and shall fully and properly reflect all work done and results achieved in the performance of its development activities, and which shall be retained by PAR for at least five (5) years after the termination of this Agreement, or for such longer period as may be required by Applicable Law. NovaDel shall have the right, during normal business hours and upon reasonable notice, to inspect and copy any such records; provided, however, that NovaDel shall not have the right to conduct more than one such inspection in any twelve (12)-month period.

ARTICLE 5
COMMERCIALIZATION OBLIGATIONS

5.1 Regulatory Compliance. All Commercialization activities in respect of the Licensed Product in the Territory shall be conducted by PAR in compliance with Applicable Laws and the Regulatory Approval in the country of sale.

5.2 Labeling and Patent Marking. The Licensed Product shall be packaged by PAR and labeled in a manner consistent with the requirements of the Regulatory Authorities and all Applicable Laws in the country in which it will be sold, and where legally permissible, shall identify any applicable Patent Rights consistent with any patent marking requirements.

5.3 Commercialization Efforts. Following receipt of Regulatory Approval of the Licensed Product by the FDA, PAR shall use Commercially Reasonable Efforts to Exploit the Licensed Product in the United States. PAR shall have the right to Exploit the Licensed Product in Canada; provided, however, that if PAR does not use Commercially Reasonable Efforts to Commercialize the Licensed Product in Canada within one hundred eighty (180) days following Regulatory Approval by Health Canada, then HANA may Commercialize the Licensed Product in Canada, provided further, that, in such case, PAR shall be entitled to a royalty of [***] percent ([***]%) of the Net Sales in Canada. In addition, and without limiting PAR’s obligations under Section 0 or this Section 0, PAR shall consummate the Initial Commercial Sale in the United States within nine (9) months after receipt of Regulatory Approval from the FDA for the Licensed Product. PAR shall have responsibility for all advertising, marketing, promotion, distribution, selling and other commercialization activities, including developing strategies and tactics related to such activities for the Licensed Product. PAR shall, at all times during the Term after receipt of Regulatory Approval, use efforts, including but not limited to appropriate promotional campaigns and materials, and qualified commercial personnel, consistent with those typically used in the pharmaceutical industry and equal to those committed to products of similar size and expected value to seek to commercialize the Licensed Product in the Territory for those formulations and indications for which PAR is commercializing the Licensed Product. Should PAR fail to meet the above 'standard', the NovaDel and PAR will discuss PAR’s continued commitment to commercialize the Licensed Product and the termination of this Agreement.

5.4 Trademarks. PAR shall have the right and obligation to determine the trademark and any other related logos, trade names, and similar source identifiers that are created or selected for use to be used on and with the Licensed Product, including the whether to use the Licensed Trademark (collectively, the “Product Trademarks”). With the exception of the Licensed Trademark, the Product Trademarks shall not include any trademarks, logos, trade names or similar source identifiers that are owned or licensed by HANA or NovaDel as of the Effective Date.

ARTICLE 6
ROYALTIES AND OTHER CONSIDERATIONS

6.1 License Fee and Equity. Simultaneously with the execution of this Agreement, PAR shall purchase Five Million Dollars ($5,000,000) worth of shares of newly issued HANA common stock at a price per share that reflects a twenty-five percent premium to the then current market price of HANA’s common stock pursuant to the terms and conditions of that certain Stock Purchase Agreement between the Parties of even date herewith (the “Subscription Agreement”). The number of shares of HANA’s common stock issued to PAR will be determined by dividing the sum of Five Million Dollars ($5,000,000) by one hundred twenty-five percent (125%) of the weighted average closing price per share of HANA’s common stock on the NASDAQ Global Market during the ten (10) business days prior to the Effective Date. PAR represents that it is acquiring the shares of common stock of HANA for investment purposes only and covenants that it will not sell, transfer or otherwise dispose of any such shares until the earliest of: (a) the one (1) year anniversary of the Effective Date, (b) the filing of an NDA for the Licensed Product, and (c) the termination of this Agreement. PAR shall pay HANA for such shares by wire transfer of immediately available funds upon execution and delivery of this Agreement (the “Lock-Up Period”). Following the expiration of the Lock-Up Period, the Investor further agrees that, without the prior written consent of the Company, it will not sell more than fifty percent (50%) of the aggregate number of Shares purchased hereunder in any ninety (90) day period until the first anniversary of the end of the Lock-Up Period, at which time this further restriction shall no longer be applicable.

6.2 Milestone Payments. In addition to the preceding amounts, PAR shall also pay milestone payments to HANA as follows:

6.2.1 [***] Dollars ($[***]) within ten (10) days following PAR’s receipt of Regulatory Approval from the FDA of the NDA for the Licensed Product; plus

6.2.2 If Net Sales during a specified fiscal year equal at least $[***] in the Territory, then PAR will pay to HANA [***] Dollars ($[***]) within 60 days following the end of such year; plus

6.2.3 If Net Sales during a specified fiscal year equal at least $[***] in the Territory, then PAR will pay to HANA [***] Dollars ($[***]) within 60 days following the end of such year; plus

6.2.4 If cumulative Net Sales of the Licensed Product reaches [***] Dollars ($[***]) within five (5) years following Regulatory Approval by the FDA of the NDA, then PAR will pay to HANA [***] Dollars ($[***]) within 60 days after obtaining such Net Sales threshold; plus

6.2.5 If cumulative Net Sales of the Licensed Product reaches [***] Dollars ($[***]) within five (5) years following Regulatory Approval by the FDA of the NDA, then PAR will pay to HANA [***] Dollars ($[***]) within 60 days after obtaining such Net Sales threshold.

6.3 Royalty Payments. In addition to the milestone payments described above, PAR shall pay to HANA royalty payments based on Net Sales of the Licensed Product as follows:

6.3.1 PAR shall pay to HANA amounts due to NovaDel as royalties under the NovaDel-Hana License as follows:

6.3.1.1 [***] percent ([***]%) of up to the first $[***] of Net Sales by PAR or any Affiliate during each fiscal year in the Territory; plus

6.3.1.2 [***] percent ([***]%) of Net Sales greater than $[***] and up to $[***] by PAR or any Affiliate during each fiscal year in the Territory; plus

6.3.1.3 [***] percent ([***]%) of Net Sales greater than $[***] by PAR or any Affiliate during each fiscal year in the Territory.

6.3.2 After cumulative Net Sales exceed [***] Dollars ($[***]) within five (5) years following Regulatory Approval by the FDA of the NDA, PAR shall pay to HANA royalty payments based on Net Sales equal to [***] percent ([***]%) of Net Sales in excess of [***] Dollars ($[***]) per Contract Year (in addition to the [***] percent ([***]%) royalty provided in Section 6.3.1.3).

6.3.3 All royalties shall be payable to HANA on a calendar quarterly basis, within forty-five (45) days after the end of each calendar quarter. The conversion rate for payments under this section, as it pertains to sales in Canada, shall be calculated by using the conversion rate on the last day of the calendar quarter for which the sales apply. The conversion rate to be used will be taken from the currency converter at www.oanda.com. Canadian dollar sales will be converted into U.S. dollars and then the royalty rates outlined in this section will apply.

6.3.4 Notwithstanding anything to the contrary contained herein, any and all amounts to be received by HANA from PAR pursuant to Section 6.3.1 shall be paid to a lock-box account. Accordingly, the Parties agree that, within thirty (30) days after the Effective Date, the Parties will take such actions reasonably requested by NovaDel, and enter into documentation in form and substance reasonably satisfactory to NovaDel (including, without limitation, a security agreement, lockbox agreement and irrevocable payment instructions), in order to (i) grant to NovaDel a first priority, perfected security interest in all of HANA’s right, title and interest under this Agreement (including without limitation its right to receive payments of the sublicense fees and other amounts payable by PAR hereunder) and in and to any lockbox account(s) to which payments thereunder may be made, (ii) perfect NovaDel’s security interest in such lockbox account(s) and provide for remittances therefrom in accordance with the terms in the NovaDel-Hana License and (iii) irrevocably instruct PAR to make all payments under this Agreement directly to such lockbox account(s); provided, however, that any payment obligation owed by PAR to HANA pursuant to Section 6.3.1 shall be deemed paid immediately upon delivery of such amount to the agreed-to lock box account.

6.4 Royalty Term. PAR’s royalty obligations under Section 6.3 shall terminate, on a country-by-country basis, with respect to the Licensed Product upon the later of (a) the expiration or invalidation in such country of the last NovaDel Patent that includes at least one Valid Claim covering the Licensed Product in such country and (b) the twentieth (20th) anniversary of the Effective Date; provided, however, if (i) the last NovaDel Patent that includes at least one Valid Claim covering the Licensed Product in such country expires or is invalidated prior to the twentieth (20th) anniversary of the Effective Date and (ii) no regulatory exclusivity with respect to such Licensed Product exists in such country (whether as a result of expiration of the exclusivity period or otherwise), then the royalty obligations under Section 6.3 in such country shall be reduced in accordance with the terms of Section 6.7.

6.5 Mode of Payment. All payments to HANA under this Agreement shall be paid in United States Dollars by wire transfer of immediately available funds to a bank account in the United States as HANA may reasonably designate.

6.6 Non-Refundable, Non-Creditable. Subject to Sections 6.8 and 8.2, the amounts paid or payable under this Article 6 shall be non-refundable and non-creditable against any other amounts due NovaDel or HANA under this Agreement.

6.7 Reduction of Royalty. In the event that, or from and after the date on which, (a) no Valid Claim of a NovaDel Patent covering the Licensed Product exists in a country in the Territory and (b) no regulatory exclusivity with respect to such Licensed Product exists in such country (whether as a result of expiration of the exclusivity period or otherwise), the royalty payment set forth in Section 6.3 with respect to the Licensed Product in such country shall be reduced by [***] percent ([***]%). In addition, if at any time during the Term the royalties owed by HANA to NovaDel pursuant to the NovaDel-Hana License are reduced, then (i) HANA shall promptly provide PAR with written notice of such reduction and (ii) HANA and PAR shall amend this Article 6 to reduce the royalties owed by PAR to HANA in the identical manner.

6.8 Accounting. The Parties acknowledge that any expenses or costs deducted from Net Sales under this Agreement may be based upon accruals, which accruals will be compliant with Generally Accepted Accounting Principles (“GAAP”), consistently applied; provided that when the actual results become known relative to any accrued amount, any difference between the actual results and the accrual is reported and accounted for in the next payment due hereunder. To the extent that the difference between such accruals and the actual results has led to an underpayment, PAR shall pay HANA the amount of such underpayment on the next date payment is due to HANA hereunder. To the extent that the difference between such accruals and the actual results has led to an overpayment to HANA, PAR may set-off such overpayments against subsequent payments to be made to HANA; additionally, if any overpayments remain upon the expiration or termination of this Agreement, HANA shall refund such overpayments to PAR within thirty (30) days of receiving an invoice for such overpayment together with applicable supporting documentation.

ARTICLE 7
INTELLECTUAL PROPERTY RIGHTS AND LICENSES

7.1 Ownership of Intellectual Property. Subject to Sections 3.1 and 7.2, PAR hereby acknowledges and agrees that NovaDel owns and shall continue at all times to own all right, title and interest in and to: (a) the NovaDel Patent Rights and NovaDel Know-How, including all intellectual property rights appurtenant thereto; (b) the Licensed Technology and Improvements; and (c) other Information and Inventions that are conceived, discovered, developed or otherwise made by or on behalf of any Party (or its Affiliates or its sublicensees), whether or not patented or patentable, and any and all Patent Rights and other intellectual property rights with respect thereto.

7.2 Ownership of the Licensed Process. Subject to the license grants to PAR under Article 3, NovaDel shall own and retain all right, title and interest in and to the Licensed Process, including any and all Information and Inventions with respect to the Licensed Process (including any Improvements thereto) that are conceived, discovered, developed or otherwise made, by or on behalf of PAR or its Affiliates, whether or not patented or patentable, and any and all Patent Rights and other intellectual property rights with respect thereto. PAR acknowledges and agrees that (a) the licenses granted to it pursuant to Section 3.1 permit PAR to use the Licensed Process solely for the Exploitation of Licensed Product as provided in this Agreement, (b) PAR has no right to use the Licensed Process or to discover, develop or otherwise make Improvements with respect to the Licensed Process under such grants outside the scope of this Agreement, and (c) neither it, nor any of its Affiliates will engage, directly or indirectly, in activities designed to, or otherwise undertake or attempt, either on behalf of itself or another, to discover, develop or make any Information and Inventions that relate to the Licensed Process.

7.3 Disclosure and Assignment. PAR shall promptly disclose to NovaDel in writing, the conception or reduction to practice, or the discovery, development or making of all intellectual property rights identified in Sections 7.1 and 7.2, and shall, and does hereby, assign, and shall cause its Affiliates to so assign, to NovaDel, without additional compensation, all of their respective rights, titles and interests in and to any such intellectual property rights. To the extent necessary to assign any such intellectual property rights, PAR shall enter into and execute all reasonable and appropriate assignments, transfers and other agreements, and enter into all agreements with its employees, contractors, and Affiliates, that are necessary or appropriate to ensure the assignment of such intellectual property rights to NovaDel. For the avoidance of doubt, all such intellectual property rights shall be included in the Licensed Technology, and PAR shall be entitled to use such intellectual property rights in accordance with the licenses granted pursuant to Article 3.

7.4 Non-Use of Trademarks. Except as set forth explicitly in this Agreement, no Party shall have the right to use the trademarks, trade names or logos of any other Parties, nor any adaptation thereof, nor the names of any employees or consultants of any other Party, without the prior written consent of such other Party in each instance, except that any Party may use any other Party’s name in its general list of collaborators and any Party may use any other Party’s name to the extent required by Applicable Law, including pursuant to the Securities Act of 1933, as amended, and the rules and regulations thereunder.

7.5 United States Law. The determination of whether Information and Inventions are conceived, discovered, developed or otherwise made by a Party for the purpose of allocating proprietary rights (including Patent Right, copyright or other intellectual property rights) therein, shall, for purposes of this Agreement, be made in accordance with applicable United States law.

ARTICLE 8
REPORTS AND RECORDS

8.1 Record Retention. PAR shall maintain (and shall ensure that its Affiliates shall maintain) complete and accurate books, records and accounts that fairly reflect their respective Net Sales, other income and any milestones payable with respect to Licensed Product in sufficient detail to confirm the accuracy of any payments required hereunder and in accordance with GAAP, which books, records and accounts shall be retained by PAR until the later of (a) three (3) years after the end of the period to which such books, records and accounts pertain, and (b) the expiration of the applicable tax statute of limitations (or any extensions thereof), or for such longer period as may be required by Applicable Law.

8.2 Audit. HANA shall have the right, on behalf of itself and NovaDel, to have an independent certified public accounting firm of nationally recognized standing, reasonably acceptable to PAR, to have access during normal business hours, and upon reasonable prior written notice, to such of the records of PAR (and its Affiliates) as may be reasonably necessary to verify the accuracy of all sales and payments due to HANA for any calendar quarter ending not more than thirty-six (36) months prior to the date of such request; provided, however, that neither HANA shall not have the right to conduct more than one such audit in any twelve (12)-month period. The accounting firm shall disclose to each Party only whether such sales or payments are correct or incorrect and the specific details concerning any discrepancies. HANA shall bear the cost of such audit unless the audit reveals an under-reporting or underpayment in excess of the greater of one hundred thousand dollars ($100,000) or two percent (2%) of royalties or milestone payments payable for such period, in which case PAR shall bear the cost of the audit, rectify such underpayment and pay HANA applicable interest as required by Section 8.5. Any overpayment shall be promptly repaid by HANA. All payments required under this Section 8.2 shall be due within thirty (30) days of the date that notice of the payment due. The results of such accounting firm shall be final, absent manifest error. PAR acknowledges that the results of any such audit may be shared by HANA with NovaDel and such results shall be treated as “Confidential Information” subject to the terms of Article 9.

8.3 Reports. Within forty-five (45) days of the end of each quarter of each calendar year, PAR shall deliver to HANA and NovaDel complete and accurate reports, giving such particulars of the business conducted by PAR during the preceding quarter under this Agreement as shall be pertinent to an accounting for royalties, milestone payments and other amounts due hereunder. These shall include at least the following:

8.3.1 All Licensed Product used, leased or sold, by or for PAR or its Affiliates.

8.3.2 Total amounts invoiced for Licensed Product used, leased or sold, by or for PAR or its Affiliates.

8.3.3 Total milestone payments due based on achievement of milestones.

8.3.4 Total Net Sales and the royalties due by or for PAR and its Affiliates.

8.3.5 Names and addresses of all Affiliates of PAR.

8.4 Interest. Amounts which are not paid when due and which are not the subject of a bona fide dispute shall accrue interest from the due date until paid, at an annual rate equal to the then prevailing prime rate of Citibank, N.A., plus six percent (6%), but in no event exceeding the amount permitted by applicable law.

8.5 Confidentiality. Each report received by HANA and NovaDel shall be treated by HANA and NovaDel as if it were “Confidential Information” subject to the terms of Article 9.

ARTICLE 9
CONFIDENTIALITY

9.1 Definition. “Confidential Information” of a Party shall mean all information and know-how and any tangible embodiments thereof provided by or on behalf of such Party to another Party either in connection with the discussions and negotiations pertaining to, or in the course of performing, this Agreement, including the terms of this Agreement; the Designated Compound; data; knowledge; practices; processes; ideas; research plans; engineering designs and drawings; research data; manufacturing processes and techniques; scientific, manufacturing, marketing and business plans; and financial and personnel matters relating to the disclosing Party or to its present or future products, sales, suppliers, customers, employees, investors or business. For purposes of this Agreement, notwithstanding the Party that disclosed such information or know-how, all NovaDel Know-How and all Information and Inventions with respect to the Licensed Process shall be Confidential Information of NovaDel.

9.2 Exclusions. Notwithstanding the foregoing, information or know-how of a Party shall not be deemed Confidential Information with respect to a receiving Party for purposes of this Agreement if such receiving Party can affirmatively demonstrate through the production of written documentation that such information or know-how:

9.2.1 was already known to the receiving Party or its Affiliates, other than under an obligation of confidentiality or non-use, at the time of disclosure to such receiving Party;

9.2.2 was generally available or known to parties reasonably skilled in the field to which such information or know-how pertains, or was otherwise part of the public domain, at the time of its disclosure to such receiving Party;

9.2.3 became generally available or known to parties reasonably skilled in the field to which such information or know-how pertains, or otherwise became part of the public domain, after its disclosure to such receiving Party through no fault of a Party other than the Party that Controls such information and know-how;

9.2.4 was disclosed to such receiving Party or its Affiliates, other than under an obligation of confidentiality or non-use, by a Third Party who had no obligation to the Party that Controls such information and know-how not to disclose such information or know-how to others; or

9.2.5 was independently discovered or developed by such receiving Party or its Affiliates, as evidenced by their written records, without the use of Confidential Information belonging to the Party that Controls such information and know-how, except with respect to the NovaDel Know-How with respect to the Licensed Process, which shall be and remain Confidential Information of NovaDel.

9.3 Disclosure and Use Restriction. Except as expressly provided herein, the Parties agree that during the Term of this Agreement, and for five (5) years thereafter, each Party and its Affiliates shall keep completely confidential and shall not publish or otherwise disclose and shall not use for any purpose except for the purposes contemplated by this Agreement any Confidential Information of another Party or its Affiliates.

9.4 Authorized Disclosure. Each Party may disclose Confidential Information of another Party to the extent that such disclosure is:

9.4.1 Required by Governmental Order. Made in response to a valid order of a court of competent jurisdiction or other supra-national, federal, national, regional, state, provincial or local governmental or regulatory body of competent jurisdiction; provided, however, that such Party shall first have given notice to the owning Party and given the owning Party a reasonable opportunity to quash such order and to obtain a protective order requiring that the Confidential Information and documents that are the subject of such order be held in confidence by such court or agency or, if disclosed, be used only for the purposes for which the order was issued; and provided further that if a disclosure order is not quashed or a protective order is not obtained, the Confidential Information disclosed in response to such court or governmental order shall be limited to that information which is legally required to be disclosed in response to such court or governmental order;

9.4.2 Required by Law. Otherwise required by law; provided, however, that the disclosing Party shall (a) provide the owning Party with reasonable advance notice of and an opportunity to comment on any such required disclosure, (b) if requested by the owning Party, seek confidential treatment with respect to any such disclosure to the extent available, and (c) use good faith efforts to incorporate the comments of the owning Party in any such disclosure or request for confidential treatment;

9.4.3 Required by Regulatory Authority. Made by such Party to the Regulatory Authorities as required in connection with any filing, application or request for Regulatory Approval; provided, however, that reasonable measures shall be taken to assure confidential treatment of such information; or

9.4.4 Required by Agreement. Made by such Party, in connection with the performance of this Agreement, to Affiliates, research parties, employees, consultants, representatives or agents, each of whom prior to disclosure must be bound by obligations of confidentiality and non-use at least equivalent in scope to those set forth in this Article 9.

9.5 Injunctive Relief. The Parties acknowledge that any breach of this Article 9 will constitute irreparable harm, and that the non-breaching Party shall be entitled to specific performance or injunctive relief to enforce this Article 9 in addition to whatever remedies such Party may otherwise be entitled to at law or in equity.

ARTICLE 10
PATENT PROSECUTION AND INFRINGEMENT

10.1 Prosecution of NovaDel Patent Rights.

10.1.1 NovaDel shall have the sole right, at its cost and expense, to obtain, prosecute and maintain throughout the world the NovaDel Patent Rights. PAR shall, and shall cause its Affiliates to, cooperate fully with NovaDel in the preparation, filing, prosecution, enforcement and maintenance of the NovaDel Patents. Such cooperation includes (a) promptly executing all papers and instruments and requiring employees to execute such papers and instruments as reasonable and appropriate so as to enable NovaDel to file, prosecute, enforce and maintain the NovaDel Patents in any country; (b) promptly informing NovaDel in reasonable detail of any Improvements by PAR or any of its Affiliates or agents; and (c) promptly informing NovaDel of any matters of which PAR may be aware that may affect the preparation, filing, prosecution or maintenance of any such NovaDel Patent.

10.1.2 NovaDel shall provide PAR with drafts of all patent applications and other material submissions to and correspondence with any patent authorities in the Territory to the extent such applications or submissions relate to the Licensed Technology (other than the Licensed Process), in sufficient time, but in any event not less than thirty (30) days prior to the date a reply is required by the relevant patent authorities in the Territory, to allow for review and comment by PAR. In addition, NovaDel shall provide PAR with an opportunity to consult with NovaDel regarding the filing and contents of any such application, submission or correspondence in the Territory. If PAR provides to NovaDel comments with respect to any such application, submission or correspondence, to the extent such comments relate to any Licensed Technology (other than the Licensed Process) in the Territory, NovaDel agrees to reasonably consider such comments, it being understood that NovaDel retains the right to determine whether to comply with or incorporate such comments, if at all. If (x) NovaDel elects not to pursue the filing, prosecution or maintenance of a NovaDel Patent in a particular country, in the Territory or to take any other action with respect to a NovaDel Patent in a particular country in the Territory that is necessary or useful to establish or preserve rights with respect to the Licensed Product, and (y) such NovaDel Patent does not claim or cover the Licensed Process, then NovaDel shall so notify PAR promptly in writing and in good time to enable PAR to meet any deadlines by which an action must be taken to establish or preserve any such rights in such NovaDel Patent in such country in the Territory. Upon receipt of any such notice by NovaDel or if, at any time, NovaDel fails to initiate any such action within thirty (30) days after a request by PAR that it do so (and thereafter diligently pursue such action), PAR shall have the right, but not the obligation, to pursue the filing or registration, or support the continued prosecution or maintenance, of such NovaDel Patent at its expense in such country in the Territory. If PAR elects to pursue such filing or registration, as the case may be, or continue such support, then PAR shall notify NovaDel of such election and NovaDel shall, and shall cause its Affiliates to, (x) reasonably cooperate with PAR in this regard, and (y) promptly grant to PAR, without additional consideration, an exclusive, perpetual, irrevocable, royalty-free license in such country in the Territory under such NovaDel Patent in order to Exploit the Licensed Product in accordance with the terms of this Agreement.

10.2 Infringement of NovaDel Patent Rights.

10.2.1 PAR and HANA shall inform each other and NovaDel promptly in writing of any alleged or suspected infringement by a Third Party of any Licensed Technology, and of any available evidence thereof. Each Party shall provide reasonable assistance to other Parties, including providing access to relevant records, papers, information, samples, specimens and other evidence, making its employees available at reasonable business hours, and joining the action to the extent necessary to maintain the action.

10.2.2 In respect of any alleged or suspected actual or constructive infringement by a Third Party of any NovaDel Patent, NovaDel Know-How or Improvements, in each case related solely to the Licensed Process and Licensed Product, most particularly where a Third Party files an ANDA or a 505(b)(2) application containing a Paragraph IV certification with the FDA targeting or referencing the Licensed Product, as the NDA holder, PAR shall have the right to institute a suit and control the prosecution, settlement negotiation, settlement or compromise thereof or defend against any suit alleging the invalidity or noninfringement or unenforceability of the Patent Rights of a Party or its Affiliates to the extent related solely to the Licensed Product; provided that PAR shall not enter into any settlement or compromise with respect to any NovaDel Patent, NovaDel Know-How or Improvement without NovaDel’s prior written consent, such consent not to be unreasonably withheld, unless such settlement or compromise does not include any statements as to or otherwise affect the validity or enforceability of the NovaDel Patents, NovaDel Know-How or Improvements and the only form of consideration paid by the Third Party is monetary that has not been reduced or offset by any consideration by PAR.  PAR shall bear all the costs of such a suit.  At PAR’s request, NovaDel shall be named as a party in such litigation, and NovaDel shall execute all papers and perform such acts as may be reasonably required, in respect thereof; provided, however, that NovaDel’s joining of such action shall not affect PAR’s control thereof.  NovaDel and HANA shall, at the request and sole expense of PAR, provide reasonable cooperation and, to the extent possible, each of NovaDel and HANA shall have its employees testify when requested and make available relevant records, papers, information, samples, specimens and the like regardless of whether NovaDel has joined such suit.  NovaDel shall have the right to select, at NovaDel’s expense, separate counsel to participate in such suits on NovaDel’s behalf.  In the event that PAR fails within ninety (90) days following notice of such infringement, or earlier notifies NovaDel in writing of its intent not to take commercially appropriate steps to remove any infringement of any NovaDel Patent, NovaDel Know-How or Improvement, NovaDel shall have the right, but not the obligation, to do so at its own expense; provided, however, that if PAR has commenced negotiations with an alleged infringer for discontinuance of such infringement within such ninety (90) day period, PAR shall have an additional ninety (90) days to conclude its negotiations before NovaDel may bring suit for such infringement.  Each of PAR, HANA, and NovaDel shall provide reasonable assistance to the Person controlling such litigation, including providing access to relevant documents and other evidence, making its employees available at reasonable business hours, and joining the action to the extent necessary to allow the enforcing Party to maintain the action, with all reasonable expenses incurred by HANA in providing such assistance to such Person to be paid in full by PAR.  Any amounts, royalties, payments, damages, expenses, fees or other awards received by or recovered by NovaDel or PAR, as applicable, pursuant to this Section 10.2.2, whether by settlement or by judgment, shall be used to reimburse such Person for their reasonable costs and expenses in making such recovery, with any remainder to be shared [***] percent ([***]%) to NovaDel and [***] percent ([***]%) to PAR.  For all other NovaDel Patents, NovaDel Know-How or Improvements, NovaDel shall have the sole right to institute a suit and control prosecution, settlement negotiation, settlement or compromise thereof and defend against; provided that NovaDel shall consult with PAR and NovaDel shall use reasonable business judgment to determine whether to consent to instituting a suit, such reasonable business judgment to include consideration of any other existing or contemplated products covered by the NovaDel Patents, NovaDel Know-How or Improvements.

10.3 Third Party Litigation. In the event that a Third Party institutes a patent or other infringement suit against any of NovaDel, PAR or HANA or any of its respective Affiliates during the Term, alleging manufacture, use or sale of a Licensed Product in the Territory, infringes one or more patent or other intellectual property rights held by such Third Party (an “Infringement Suit”), the Parties shall cooperate with one another in defending such suit.  PAR, as the NDA holder, shall have the first right to direct and control, at its expense, any Infringement Suit (including settlement negotiations, settlement or compromise thereof) to the extent that it relates to the manufacture, use or sale of a Licensed Product but does not implicate the Licensed Technology or Licensed Process.  In the event that the Infringement Suit relates to the use of the Licensed Technology or Licensed Process, NovaDel shall have the first right to direct and control, at its expense, any such Infringement Suit (including settlement negotiations, settlement or compromise thereof).  To the extent that any amounts become payable to any Third Party as a result of such action, whether through judgment or settlement, then PAR shall, unless HANA is jointly promoting and commercializing the Licensed Product pursuant to Section 2.4 and subject to Section 12.2, bear [***] percent ([***]%) of such amounts with respect to the Exploitation of the Licensed Product; provided, however, that PAR shall have the right to credit [***] percent ([***]%) of any amounts paid by PAR through judgment or settlement with respect to such country against the royalty payments to be paid by PAR to HANA with respect to the sale of the Licensed Product under Section 6.3; provided further, however, that no royalty payment when due, regardless of the amount or number of credits available to PAR shall be reduced by more than [***] percent ([***]%) of the amounts otherwise owed pursuant to Section 6.3 in any calendar quarter.  Credits not exhausted in any calendar quarter may be carried into future calendar quarters. Notwithstanding the foregoing, in the event that no payments are due or owing, or contemplated to be due or owing, by PAR to HANA under Article 6 with respect to the sale of the Licensed Product, then NovaDel shall pay to PAR such amount owed to a Third Party up to a cap of [***]% of such amount owed to such Third Party, less any amount already credited to PAR under this Section 10.3. Notwithstanding the foregoing, NovaDel shall have no obligation under this Section 10.3 for any costs, expenses or damages that are paid or payable to a Third Party as a result of an actual or alleged infringement by PAR or HANA to the extent such costs, expenses or damages result from the use of a Product Trademark.

10.4 Retained Rights. Nothing in this Section 10 shall prevent PAR, at its own expense, from obtaining any license or other rights from Third Parties it deems appropriate in order to permit the full and unhindered exercise of its rights under this Agreement.

ARTICLE 11
TERMINATION

11.1 Term. Unless otherwise terminated pursuant to this Article 11, this Agreement shall enter into effect on the Effective Date and shall remain in full force and effect on a country-by-country basis until the later of (a) expiration date of the last to expire of any issued NovaDel patent that includes at least one Valid Claim and (b) the twentieth (20th) anniversary of the Effective Date (the “Term”).

11.2 Termination Events. This Agreement may be terminated prior to expiration of the Term as follows:

11.2.1 Termination Upon Insolvency.

11.2.1.1 If HANA shall become bankrupt, or shall file a petition in bankruptcy or insolvency or for reorganization or for an arrangement or for the appointment of a receiver or trustee or of its assets, or if an involuntary petition for any of the foregoing shall be filed with respect to HANA and not dismissed within sixty (60) days, or if the business of HANA shall be placed in the hands of a receiver, assignee or trustee for the benefit of creditors, whether by the voluntary act of HANA or otherwise, PAR or NovaDel (subject to Section 11.6.3) shall have the right to terminate this Agreement.

11.2.1.2 If PAR shall become bankrupt, or shall file a petition in bankruptcy or insolvency or for reorganization or for an arrangement or for the appointment of a receiver or trustee or of its assets, or if an involuntary petition for any of the foregoing shall be filed with respect to PAR and not dismissed within sixty (60) days, or if the business of PAR shall be placed in the hands of a receiver, assignee or trustee for the benefit of creditors, whether by the voluntary act of PAR or otherwise, HANA or NovaDel shall have the right to terminate this Agreement.

11.2.2 Termination for Payment Default. Should PAR fail to make payment to HANA of royalties or other amounts due in accordance with the terms of this Agreement, HANA or NovaDel shall have the right to terminate this Agreement within ten (10) days after giving said notice of termination unless PAR shall pay to HANA, within the 10-day period, all such amounts due and payable. Upon the expiration of the 10-day period, if PAR shall not have paid all such amounts due and payable, the rights, privileges and licenses granted hereunder shall, at the option of HANA or NovaDel, immediately terminate. In the event a payment is the subject of a bona fide dispute between HANA and PAR that is being pursued by a Party pursuant to the dispute resolution mechanism in Article 15, then PAR shall make such payment, but shall provide HANA with written notice that such payment is being made subject to the outcome of such pending dispute resolution procedure and in the event such dispute is finally and conclusively resolved in favor of PAR, HANA shall refund such payment to PAR with interest calculated pursuant to Section 8.5 from the date of such payment.

11.2.3 Termination for Material Breach.

11.2.3.1 Upon any material breach or default of this Agreement by either HANA or PAR, other than as set forth in Section 11.2.2, NovaDel shall, subject to Section 11.6.3, have the right to terminate this Agreement and the rights, privileges and licenses granted hereunder upon giving thirty (30) days notice to HANA and PAR. Such termination shall become effective upon the expiration of such thirty (30)-day period unless the breaching Party shall have cured any such breach or default prior to the expiration of such thirty (30) day period.

11.2.3.2 Upon any material breach or default of this Agreement by HANA, other than as set forth in Section 11.2.2, PAR shall have the right to terminate this Agreement and the rights, privileges and licenses granted hereunder upon giving thirty (30) days notice to the HANA and NovaDel. Such termination shall become effective upon the expiration of such thirty (30)-day period unless HANA shall have cured any such breach or default prior to the expiration of such thirty (30) day period.

11.2.3.3 Upon any material breach or default of this Agreement by PAR, other than as set forth in Section 11.2.2, HANA shall have the right to terminate this Agreement and the rights, privileges and licenses granted hereunder upon giving thirty (30) days notice to the PAR and NovaDel. Such termination shall become effective upon the expiration of such thirty (30)-day period unless PAR shall have cured any such breach or default prior to the expiration of such thirty (30) day period.

11.2.4 Termination By PAR. PAR shall have the right at any time to terminate this Agreement in whole or as to any Licensed Product by giving ninety (90) days notice thereof in writing to HANA and NovaDel.

11.3 Return of Information; Assignment and License.

11.3.1 Upon termination of this Agreement as a result of PAR’s material breach hereof pursuant to Section 11.2.2, 11.2.3.1 or 11.2.3.3, or as a result of PAR’s insolvency pursuant to Section 11.2.1.2 or by PAR pursuant to Section 11.2.4, PAR shall, and shall cause its Affiliates to return to HANA and NovaDel any and all data, files, records and other materials in its possession or control that relate to the Licensed Technology or contain or comprise Information and Inventions or other Confidential Information (except one copy of each that may be retained for archival purposes).

11.3.2 Upon termination of this Agreement as a result of PAR’s material breach hereof pursuant to Section 11.2.2, 11.2.3.1 or 11.2.3.3, or as a result of PAR’s insolvency pursuant to Section 11.2.1.2, or by PAR pursuant to Section 11.2.4, PAR: (a) shall, and shall cause its Affiliates to, promptly disclose to HANA and NovaDel, in whatever form HANA may request, all Regulatory Documentation and all other Information and Inventions in the possession or Control of PAR or its Affiliates that relate to the Exploitation of such Licensed Product, (b) shall, and does hereby, assign, and shall cause its Affiliates to assign, to HANA, without additional compensation, all of their respective rights, titles and interests in and to any and all (i) patent, trademark, copyright or other intellectual property rights and (ii) Regulatory Documentation and all data included or referenced therein (the “Agreement-Related Assets”) and are permitted to be assigned, (c) to the extent that the Agreement-Related Assets may not be assigned, shall, and does hereby, grant, and shall cause its Affiliates to grant, to HANA, without additional compensation, a perpetual, irrevocable, royalty-free, exclusive, sublicenseable through multiple tiers of sublicenses, right and license to Exploit such Licensed Product in the Territory and (d) shall, and does hereby, assign, and shall cause its Affiliates to assign, to NovaDel, without additional compensation, all of their respective rights, titles and interests in and to any and all other Information and Inventions in the possession or Control of PAR or its Affiliates in each case that relate to the Exploitation of such Licensed Product to the extent not already assigned to NovaDel pursuant to Section 7.1 or Section 7.2.

11.4 Cumulative Remedies. The rights and remedies set forth in this Article 11 are cumulative and in addition to any other rights that may be available to the Parties.

11.5 Non-Refundability of Payments. Any and all license fees, royalties and milestone payments made to HANA by PAR under Article 6 of this Agreement shall be non-refundable, notwithstanding the termination of this Agreement under any provision of this Agreement.

11.6 Effect of Termination.

11.6.1 The termination or expiration of this Agreement for any reason shall be without prejudice to any rights which shall have accrued to the benefit of any Party prior to such termination or expiration. Such termination or expiration shall not relieve any Party from obligations which are expressly indicated to survive termination or expiration of this Agreement.

11.6.2 Upon the termination of the Agreement pursuant to Section 11.2.1.2 or by HANA in accordance with Section 11.2.2 or 11.2.3.3 or by NovaDel pursuant to Section 11.2.2 or 11.2.3.1, all rights and licenses granted to PAR pursuant to this Agreement shall automatically and immediately terminate and PAR immediately shall discontinue Commercialization of the Licensed Product.

11.6.3 Upon the termination of the Agreement pursuant to Section 11.2.1.1 or by PAR or NovaDel as a result of HANA’s material breach pursuant to Section 11.2.2 or 11.2.3.2, then, in such event, HANA shall, contemporaneously with the termination of this Agreement and in exchange for the good and valuable consideration set forth herein (the sufficiency of which is hereby acknowledged by HANA), assign all of its rights and interests in, under and to, the NovaDel-Hana License (without regard to any termination thereunder) and PAR shall assume the obligations of HANA thereunder (and NovaDel hereby consents to such assignment and assumption); provided, however, that NovaDel acknowledges that in no event shall PAR have any greater obligations (economically or otherwise) to NovaDel than it has to HANA under the terms of this Agreement; provided further, that if there are any operational obligations of HANA that are not covered by the terms of this Agreement, then NovaDel and PAR shall, at the time of such assignment, in good faith negotiate commercially reasonable terms in respect of such operational obligations.

11.7 Disposition of Product. Upon any termination of this Agreement pursuant to other than for which Section 11.6.2 would be applicable, PAR shall within thirty (30) days after the effective date of such termination notify HANA in writing of the amount of each Licensed Product which PAR and its Affiliates then have completed on hand, the sale of which would, but for the termination, be subject to royalty. At HANA’s sole election, evidenced by written consent, HANA may grant PAR and/or its Affiliates written permission during the one (1) year following such termination to sell that amount of Licensed Product, provided that PAR shall pay royalties owing thereon in accordance with the provisions of this Agreement.

11.8 Survival. In addition to all rights that have accrued as of the date of termination, the following provisions shall survive the termination of this Agreement for whatever reason: Articles 7, 8, 9, 12, 14 and 15, and Sections 4.5, 10.3, 11.3, 11.4, 11.5, 11.6. 11.7, 11.8, 13.6, 16.4, 16.7, 16.9, 16.10, 16.11, 16.12, 16.13, 16.14 and 16.15. In addition, any other provision required to interpret and enforce the Parties’ rights and obligations under this Agreement shall also survive, but only to the extent required for the observation and performance of the aforementioned surviving rights or portions of this Agreement.

ARTICLE 12
INDEMNIFICATION

12.1 Indemnification By PAR. PAR shall at all times during the term of this Agreement and thereafter, indemnify, defend and hold HANA and its Affiliates and their respective officers, directors, employees and agents, and the successors and assigns of the foregoing (“Hana Indemnified Parties”) and NovaDel and its Affiliates and their respective officers, directors, employees and agents, and the successors and assigns of the foregoing (“NovaDel Indemnified Parties”), harmless from and against all liability, demands, damages, including expenses or loses including death, personal injury, illness or property damage of any kind whatsoever, including legal expenses and reasonable attorneys’ fees (collectively, “Losses”) arising directly or indirectly out of (a) any breach of this Agreement by PAR or its Affiliates or permitted Third Party manufacturers, including the failure of PAR or its Affiliates or permitted Third Party manufacturers to manufacture, test or release Licensed Product in accordance with Applicable Law, agreed-to specifications or CGMP, (b) the negligence or willful misconduct or willful omissions by PAR or its Affiliates or permitted Third Party manufacturers, (c) actual or asserted violations of Applicable Law by PAR or its Affiliates or permitted Third Party manufacturers, (d) the Exploitation of the Licensed Product in the Territory (subject to Section 12.4 and intellectual property infringement claims, which shall be governed by Article 10), and (e) the use of the Product Trademark, except to the extent of those Losses for which, as applicable, HANA has an obligation to indemnify the PAR Indemnified Parties pursuant to Section 12.2 or to the extent caused by a breach of this Agreement by NovaDel or the negligence or willful misconduct or willful omissions of NovaDel.

12.2 Indemnification By HANA. HANA shall defend, indemnify and hold PAR and its Affiliates and their respective officers, directors, employees and agents (“PAR Indemnified Parties”) and the NovaDel Indemnified Parties harmless from and against all Losses arising directly or indirectly out of (a) any breach of this Agreement or the NovaDel-Hana License by HANA or Affiliates, (b) the negligence or willful misconduct or willful omissions by HANA or its Affiliates, and (c) actual or asserted violations of Applicable Law by HANA or its Affiliates, except to the extent of those Losses for which PAR has an obligation to indemnify the HANA Indemnified Parties pursuant to Section 12.1.

12.3 Indemnification By NovaDel. NovaDel shall defend, indemnify and hold the Indemnified Parties harmless from and against all Losses arising directly or indirectly out of (a) any breach of this Agreement or the NovaDel-Hana License by NovaDel or Affiliates, (b) the negligence or willful misconduct or willful omissions by NovaDel or its Affiliates and (c) actual or asserted violations of Applicable Law by NovaDel or its Affiliates, except to the extent of those Losses for which PAR has an obligation to indemnify the NovaDel Indemnified Parties pursuant to Section 12.1.

12.4 Product Liability Claims. If any Party becomes aware of a Product Liability Claim solely with respect to Licensed Product sold by PAR or its Affiliates during the Term that is not otherwise subject to indemnification by a Party under Section 12.1, 12.2 or 12.3, it shall promptly notify the other Parties in writing of any such Product Liability Claim. PAR shall have the first option to control the defense of such Product Liability Claim with counsel of its choice and PAR will fund the litigation expenses with respect to such Product Liability Claim; provided that NovaDel shall reimburse PAR for [***]% of such expenses within forty-five (45) days of receiving an invoice setting forth such expenses and NovaDel’s share of the same. NovaDel will have the option of joining in any action related to such Product Liability Claim, and upon so joining, if NovaDel shall be represented in such action by its own counsel, such representation shall be at its own expense. In the event that PAR does not so elect to defend against such Product Liability Claim within ninety (90) days of becoming aware of the same, NovaDel shall be free to proceed and solely control such defense and NovaDel shall fund the litigation expenses with respect to such Product Liability Claim; provided that PAR shall reimburse NovaDel for [***]% of such expenses within forty-five (45) days of receiving an invoice setting forth such expenses and PAR’s share of the same. Each Party, and its employees and agents, shall provide to the other Party and its legal representatives reasonable assistance and cooperation with respect to such Product Liability Claim, including entering into any joint defense and/or joint privilege agreement that may be reasonably requested by such Party, to the extent possible, having its employees testify when requested and making available relevant records, papers, information, samples, specimens and the like. To the extent either Party incurs any Losses arising from or in connection with any such Product Liability Claim with respect to the Licensed Product that is not otherwise subject to indemnification by a Party under Section 12.1, 12.2 or 12.3 of this Agreement, such Losses shall be shared [***]% by NovaDel and [***]% by PAR.

12.5 Indemnification Procedure.

12.5.1 Notice of Claim. The indemnified Party shall give the indemnifying Party prompt written notice (an “Indemnification Claim Notice”) of any Losses or discovery of fact upon which such indemnified Party intends to base a request for indemnification, but in no event shall the indemnifying Party be liable for any Losses that result from any delay in providing such notice. Each Indemnification Claim Notice must contain a description of the claim and the nature and amount of such Loss (to the extent that the nature and amount of such Loss is known at such time). The indemnified Party shall furnish promptly to the indemnifying Party copies of all papers and official documents received in respect of any Losses. All indemnification claims in respect of a Party, its Affiliates or their respective directors, officers, employees and agents shall be made solely by such Party to this Agreement (the “Indemnified Party”).

12.5.2 Third Party Claims. The obligations of an indemnifying Party under this Article 12 with respect to Losses arising from claims of any Third Party that are subject to indemnification as provided for in Section 12.1, 12.2 or 12.3 (a “Third Party Claim”) shall be governed by and be contingent upon the following additional terms and conditions:

12.5.2.1 Control of Defense. At its option, the indemnifying Party may assume the defense of any Third Party Claim by giving written notice to the Indemnified Party within thirty (30) days after the indemnifying Party’s receipt of an Indemnification Claim Notice. The assumption of the defense of a Third Party Claim by the indemnifying Party shall not be construed as an acknowledgment that the indemnifying Party is liable to indemnify any indemnified Party in respect of the Third Party Claim, nor shall it constitute a waiver by the indemnifying Party of any defenses it may assert against any indemnified Party’s claim for indemnification. Upon assuming the defense of a Third Party Claim, the indemnifying Party may appoint as lead counsel in the defense of the Third Party Claim any legal counsel selected by the indemnifying Party. In the event the indemnifying Party assumes the defense of a Third Party Claim, the Indemnified Party shall immediately deliver to the indemnifying Party all original notices and documents (including court papers) received by any indemnified Party in connection with the Third Party Claim. Should the indemnifying Party assume the defense of a Third Party Claim, the indemnifying Party shall not be liable to the Indemnified Party or any other indemnified Party for any legal expenses subsequently incurred by such indemnified Party in connection with the analysis, defense or settlement of the Third Party Claim. In the event that it is ultimately determined that the indemnifying Party is not obligated to indemnify, defend or hold harmless an Indemnified Party from and against the Third Party Claim, the Indemnified Party shall reimburse the indemnifying Party for any and all costs and expenses (including attorneys’ fees and costs of suit) and any Losses incurred by the indemnifying Party in its defense of the Third Party Claim with respect to such Indemnified Party.

12.5.2.2 Right to Participate in Defense. Without limiting Section 12.5.2.1, any Indemnified Party shall be entitled to participate in, but not control, the defense of such Third Party Claim and to employ counsel of its choice for such purpose; provided, however, that such employment shall be at the Indemnified Party’s own expense unless (i) the employment thereof has been specifically authorized by the indemnifying Party in writing or (ii) the indemnifying Party has failed to assume the defense and employ counsel in accordance with Section 12.5.2.1 (in which case the Indemnified Party shall control the defense).

12.5.2.3 Settlement. With respect to any Losses relating solely to the payment of money damages in connection with a Third Party Claim and that will not result in the Indemnified Party’s becoming subject to injunctive or other relief or otherwise adversely affect the business of the Indemnified Party in any manner, and as to which the indemnifying Party shall have acknowledged in writing the obligation to indemnify the Indemnified Party hereunder, the indemnifying Party shall have the sole right to consent to the entry of any judgment, enter into any settlement or otherwise dispose of such Loss, on such terms as the indemnifying Party, in its sole discretion, shall deem appropriate. With respect to all other Losses in connection with Third Party Claims, where the indemnifying Party has assumed the defense of the Third Party Claim in accordance with Section 12.5.2.1, the indemnifying Party shall have authority to consent to the entry of any judgment, enter into any settlement or otherwise dispose of such Loss provided it obtains the prior written consent of the Indemnified Party (which consent shall not be unreasonably withheld or delayed). The indemnifying Party shall not be liable for any settlement or other disposition of a Loss by an indemnified Party that is reached without the written consent of the indemnifying Party. Regardless of whether the indemnifying Party chooses to defend or prosecute any Third Party Claim, no indemnified Party shall admit any liability with respect to, or settle, compromise or discharge, any Third Party Claim without the prior written consent of the indemnifying Party.

12.5.2.4 Cooperation. Regardless of whether the indemnifying Party chooses to defend or prosecute any Third Party Claim, the Indemnified Party shall, and shall cause each other indemnified Party to, cooperate in the defense or prosecution thereof and shall furnish such records, information and testimony, provide such witnesses and attend such conferences, discovery proceedings, hearings, trials and appeals as may be reasonably requested in connection therewith. Such cooperation shall include access during normal business hours afforded to indemnifying Party to, and reasonable retention by the Indemnified Party of, records and information that are reasonably relevant to such Third Party Claim, and making indemnified Parties and other employees and agents available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder, and the indemnifying Party shall reimburse the Indemnified Party for all its reasonable out-of-pocket expenses in connection therewith.

12.5.2.5 Expenses. Except as provided above, the costs and expenses, including fees and disbursements of counsel, incurred by the Indemnified Party in connection with any claim shall be reimbursed on a calendar quarter basis by the indemnifying Party, without prejudice to the indemnifying Party’s right to contest the Indemnified Party’s right to indemnification and subject to refund in the event the indemnifying Party is ultimately held not to be obligated to indemnify the Indemnified Party.

12.6 Insurance.

12.6.1 At all times from and after the Effective Date, PAR shall have and maintain such type and amounts of liability insurance covering the manufacture, supply, use and sale of the Licensed Product as is normal and customary in the pharmaceutical industry generally for parties similarly situated, and shall upon request provide NovaDel and HANA with a copy of its policies of insurance in that regard, along with any amendments and revisions thereto.

12.6.2 PAR shall, starting 6 months prior to anticipated receipt of NDA approval of the Licensed Product and extending through the remaining term of this Agreement and for a period of not less than 36 months following the termination of this Agreement, carry liability insurance (including blanket contractual liability) in an amount of not less than $[***] combined single limit, which insurance will be written on a “claims-made” policy basis with an insurance carrier reasonably acceptable to NovaDel and HANA. PAR shall provide NovaDel and HANA with evidence of coverage contemplated hereby, in the form of certificates of insurance, as reasonably requested. Such certificates shall be provided by written notice to each of NovaDel and HANA thirty (30) days prior to any material change, cancellation or non-renewal of the policy. The said amount can vary if mutually agreed by both parties.

12.7 Indemnification for Infringement Claims. The provisions of this Article 12 shall supplement the terms of Section 10.3 with respect to Third Party patent infringement claims. In the event of a conflict between this Article 12 and Section 10.3, the terms of Section 10.3 shall control (except as expressly made subject to Section 12.2 therein).

ARTICLE 13
REPRESENTATIONS AND WARRANTIES

13.1 Legal Authority. Each of HANA and PAR represents and warrants as follows: (a) such Party is a corporation duly organized, validly existing and in good standing under the laws of the state in which it is incorporated, and has full corporate power and authority and the legal right to own and operate its property and assets and to carry on its business as it is now being conducted and as is contemplated to be conducted by this Agreement; (b) such Party has the legal power, authority and right to enter into this Agreement and to perform its respective obligations set forth herein; and (c) this Agreement has been duly executed and delivered by such Party and constitutes the valid and binding obligation of such Party, enforceable against such Party in accordance with its terms, except as enforceability may be limited by bankruptcy, fraudulent conveyance, insolvency, reorganization, moratorium and other laws relating to or affecting creditors’ rights generally and by general equitable principles.

13.2 No Conflicts. Each of HANA and PAR represents or warrants that as of the date of this Agreement it is not a party to any agreement or arrangement with any Third Party or under any obligation or restriction, including pursuant to its corporate charter, bylaws or comparable governing documents, which in any way limits or conflicts with its entering into this Agreement or its ability to fulfill any of its obligations under this Agreement.

13.3 Litigation. Each of HANA and PAR represents or warrants that it is not aware of any pending or threatened litigation (and has not received any communication) that alleges that such Party’s activities related to this Agreement have violated, or that by conducting the activities as contemplated herein such Party would violate, any of the intellectual property rights of any other Person.

13.4 Additional Covenants of PAR. PAR on behalf of itself and its Affiliates, agrees and covenants to the extent permitted by Applicable Law, never, in any country, region or jurisdiction in the Territory, to institute or prosecute any claim, action or suit at law or in equity seeking to have any claim in a NovaDel Patent Right declared invalid or unenforceable; provided, however, that nothing contained herein shall prohibit PAR and its Affiliates from either (a) asserting any and all defenses available to it, including assertions relating to the validity or enforceability of the NovaDel Patent Rights, in any suit or proceeding brought against them alleging the infringement of any of the NovaDel Patent Rights, or (b) asserting any and all defenses, evidence and arguments, including lack of patentability of the subject matter of a count or claim and lack of support for a count or claim, in any interference involving a patent or patent application owned by PAR or its Affiliates and a patent or patent application included within the definition of the NovaDel Patent Rights. PAR and its Affiliates will take all reasonable action (including signing required documents) and offer full cooperation to allow NovaDel to exercise the march-in rights provided herein, to the extent permitted by law; provided, however, that such rights shall be subject to PAR’s right to notice and cure and shall be subject to the dispute resolutions provided herein.

13.5 Additional Representations and Warranties of HANA. HANA hereby represents, warrants and covenants to PAR as follows:

(i) Neither HANA nor any of its Affiliates has received any written notice from any Person, or has knowledge, of any actual or threatened claim or assertion that the development of the Licensed Product infringes (or would infringe) or misappropriates any intellectual property rights of any Third Party;

(ii) There is no action or proceeding pending or, to HANA’s knowledge, threatened that questions the validity of this Agreement or any action taken by HANA in connection with the effectiveness of this Agreement;

(iii) HANA has no knowledge of any pending patent application, which if issued, would similarly be infringed by the use of the Licensed Technology as contemplated by this Agreement;

(iv) HANA has not violated the trade secrets or misappropriated the confidential information or intellectual property of any Third Party in connection with the development of the Licensed Technology;

(v) HANA has the right to grant the sublicense granted to PAR herein;

(vi) To HANA’s knowledge, as of the Effective Date, there is no unauthorized use, infringement or misappropriation of any of the Licensed Technology by any Third Party, including any current or former employee or consultant of HANA and its Affiliates; and

(vii) HANA has made available to or provided PAR with copies of all information in HANA’s Control regarding the Licensed Technology, which could reasonably be expected to be material to assessing the commercial potential for the Licensed Product, or the ability to timely gain Regulatory Approval of the Licensed Product.

13.6 DISCLAIMER OF WARRANTY. EXCEPT FOR THE EXPRESS WARRANTIES SET FORTH IN SECTIONS 13.1, 13.2, 13.3 AND 13.5, NEITHER HANA, PAR NOR NOVADEL MAKES ANY REPRESENTATIONS OR GRANTS ANY WARRANTIES, EXPRESS OR IMPLIED, EITHER IN FACT OR BY OPERATION OF LAW, BY STATUTE OR OTHERWISE, UNDER THIS AGREEMENT, AND HANA AND NOVADEL EACH SPECIFICALLY DISCLAIMS ANY OTHER WARRANTIES, WHETHER WRITTEN OR ORAL, OR EXPRESS OR IMPLIED, INCLUDING ANY WARRANTY OF QUALITY, MERCHANTABILITY OR FITNESS FOR A PARTICULAR USE OR PURPOSE OR ANY WARRANTY AS TO THE VALIDITY OF ANY PATENT RIGHTS OR THE NON-INFRINGEMENT OF ANY INTELLECTUAL PROPERTY RIGHTS OF THIRD PARTIES UNDER THIS AGREEMENT.

ARTICLE 14
LIMITATION OF LIABILITY

14.1 LIMITATION OF LIABILITY. EXCEPT FOR EACH PARTY’S INDEMNIFICATION OBLIGATIONS IN RESPECT OF THIRD PARTY CLAIMS UNDER THIS AGREEMENT, NONE OF HANA, PAR, NOVADEL OR ANY OF THEIR RESPECTIVE AFFILIATES SHALL BE LIABLE FOR SPECIAL, INDIRECT, INCIDENTAL OR CONSEQUENTIAL DAMAGES (INCLUDING FOR LOST PROFITS), WHETHER IN CONTRACT, WARRANTY, NEGLIGENCE, TORT, STRICT LIABILITY OR OTHERWISE, ARISING OUT OF (A) THE USE OF THE LICENSED TECHNOLOGY OR LICENSED TRADEMARKS OR (B) ANY BREACH OF OR FAILURE TO PERFORM ANY OF THE PROVISIONS OF THIS AGREEMENT.

ARTICLE 15
DISPUTE RESOLUTION

15.1 Good Faith Negotiations. In the event of any dispute or disagreement among the Parties as to the interpretation of any provision of this Agreement or the performance of obligations hereunder, the matter, upon written request of any Party, shall first be referred to the chief executive officers of the Parties for decision. Such chief executive officers shall promptly meet in a good faith effort to resolve the dispute.

15.2 Arbitration.

15.2.1 Procedures. Any dispute arising from or relating to this Agreement that is not resolved by the Parties chief executive officers pursuant to Section 0 shall be determined before a tribunal of three arbitrators in New York, New York in accordance with the Commercial Arbitration Rules of the American Arbitration Association (the “AAA”). One arbitrator shall be selected by NovaDel, one arbitrator shall be selected by PAR and the third arbitrator shall be selected by mutual agreement of the first two arbitrators or by the AAA, if the arbitrators appointed by the Parties are unable to select a third arbitrator within thirty (30) days.

15.2.2 Patent Disputes. Any claim, dispute, or controversy concerning the validity, enforceability, or infringement of any patent contained in the NovaDel Patents licensed hereunder shall be resolved in any court having jurisdiction thereof. In the event that, in any arbitration proceeding, any issue shall arise concerning the validity, enforceability, or infringement of any patent contained in the NovaDel Patents licensed hereunder, the arbitrators shall, to the extent possible, resolve all issues other than validity, enforceability, and infringement; in any event, the arbitrators shall not delay the arbitration proceeding for the purpose of obtaining or permitting ether Party to obtain judicial resolution of such issues, unless an order staying the arbitration proceeding shall be entered by a court of competent jurisdiction. No Party hereto shall raise any issue concerning the validity, enforceability, or infringement of any patent contained in the NovaDel Patents licensed hereunder, in any proceeding to enforce any arbitration award hereunder, or in any proceeding otherwise arising out of any such arbitration award.

15.2.3 Costs. The costs of such arbitration shall be borne proportionate to the finding of fault as determined by the arbitration panel. Judgment on the arbitration award may be entered by any court of competent jurisdiction.

ARTICLE 16
MISCELLANEOUS

16.1 Publicity. No Party hereto shall originate any publicity, news release or other public announcement, written or oral, relating to this Agreement or the existence of a collaboration among the Parties, without the prior written approval of the other Parties except as otherwise permitted by this Agreement or required, in the reasonable judgment of the disclosing Party’s attorneys, by Applicable Law, including the Securities Act of 1933, as amended, and the rules and regulations thereunder or as promulgated by an applicable securities exchange governing body.

16.2 Publications. In the event that any Party desires to publish or disclose, by written, oral or other presentation, Licensed Technology or any material information relating thereto, then such Party shall notify the other in writing of its intention at least sixty (60) days prior to any speech, lecture or other oral presentation and at least sixty (60) days before any written or other publication or disclosure, and shall include with such notice a description of any proposed oral presentation or, with respect to any proposed written or other disclosure, a current draft of such proposed disclosure or abstract. NovaDel may request that PAR, no later than thirty (30) days following the receipt of such notice, delay such presentation, publication or disclosure in order to enable NovaDel to file, or have filed on its behalf or jointly, as applicable, a patent application, copyright or other appropriate form of intellectual property protection related to the information to be disclosed or request that PAR do so. Upon receipt of such request to delay such presentation, publication or disclosure, PAR shall arrange for a delay of such presentation, publication or disclosure until such time as PAR or NovaDel has filed, or had filed on its behalf, such patent application, copyright or other appropriate form of intellectual property protection in form and in substance reasonably satisfactory to NovaDel. If PAR does not receive any such request from NovaDel to delay such presentation, publication or disclosure, PAR may submit such material for presentation, publication or other form of disclosure. Notwithstanding the foregoing, in no event shall PAR have any right to publish or disclose the Licensed Process or any information or data related thereto without the prior written consent of NovaDel, which consent NovaDel may withhold in its sole discretion.

16.3 Assignment. During the Term, neither this Agreement nor any of the rights or obligations hereunder may be assigned by without the prior written consent of the other Parties hereto, which consent shall not be unreasonably withheld.

16.4 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New Jersey, excluding any conflicts or choice of law rule or principle that might otherwise refer construction or interpretation of this Agreement to the substantive law of another jurisdiction.

16.5 Registration. If this Agreement or any associated transaction is required by the law of any nation to be either approved or registered with any governmental agency, PAR shall assume all legal obligations to do so and the costs in connection therewith.

16.6 Trade Regulations. PAR shall observe all applicable United States and foreign laws with respect to the transfer of Licensed Product and related technical data to foreign countries, including the International Traffic in Arms Regulations (ITAR) and the Export Administration Regulations.

16.7 Equitable Relief. Each Party acknowledges and agrees that the restrictions set forth in Article 9 of this Agreement are reasonable and necessary to protect the legitimate interest of the other Parties and that such other Parties would not have entered into this Agreement in the absence of such restrictions, and that any violations or threatened violation of any provision of Article 9 may result in irreparable injury to such other Parties. Each Party also acknowledges and agrees that in the event of a violation or threatened violation of any provision of Article 9, the affected Party shall be entitled to seek preliminary and permanent injunctive relief, without the necessity of having to post a bond, as well as to an equitable accounting of all earnings, profits and other benefits arising from any such violation. The rights provided in the immediately preceding sentence shall be cumulative and in addition to any other rights or remedies that may be available to such other Party. Nothing in this Section 16.7 is intended, or should be construed, to limit such other Party’s right to preliminary and permanent injunctive relief or any other remedy for breach of any other provision of this Agreement.

16.8 Force Majeure. In the event that any Party fails to perform any of its obligations under this Agreement (other than an obligation to pay money) due to any act of God, fire, casualty, flood, war, strike, lockout, failure of public utilities, injunction, act of a governmental authority (including enactment of any governmental law, order or regulation permanently or temporarily prohibiting or reducing the level of research, development or production work hereunder or the manufacture, use or sale of the Licensed Product), epidemic, destruction of production facilities, riot, insurrection, inability to procure or use materials, labor, equipment, transportation or energy in quantities sufficient to meet experimentation or manufacturing needs, or any other cause beyond the reasonable control of the Party invoking this Section 16.8; provided, in each case, that such Party shall have used Commercially Reasonable Efforts to avoid such failure, then such Party shall promptly give written notice of such occurrence to the other Party, and thereupon the affected Party’s performance shall be excused and the time for performance shall be extended for the period of delay or inability to perform due to such occurrence.

16.9 Waiver. The waiver by any Party of a breach or a default of any provision of this Agreement by another Party shall not be construed as a waiver of any succeeding breach of the same or any other provision, nor shall any delay or omission on the part of any Party to exercise or avail itself of any right, power or privilege that it has or may have hereunder operate as a waiver of any right, power or privilege by such Party.

16.10 Notices. Any and all notices or other communications made or given pursuant to this Agreement shall be in writing and shall be delivered (i) by express overnight or two-day international courier service, (ii) by certified or registered mail, return receipt requested, or (iii) by confirmed facsimile or other electronic transmission (with confirming copy to follow by express overnight courier service):

If to HANA to:	Hana Biosciences, Inc. 7000 Shoreline Court, Suite 370 South San Francisco, California 94080 Attention: President Fax: (650) 588-2787
With a copy (not constituting notice) to:	Maslon Edelman Borman & Brand, LLP Attention: Christopher J. Melsha Esq. 3300 Wells Fargo Center 90 South Seventh Street Minneapolis, Minnesota 55402

In the case of PAR:	Par Pharmaceutical, Inc. 300 Tice Boulevard Woodcliff Lake, NJ 07677 Attn: John MacPhee, President, Branded Division and General Counsel’s Office Fax: (201) 802-4223
with a copy (not constituting notice) to:	Orrick, Herrington & Sutcliffe LLP 666 Fifth Avenue New York, NY 10103-0001 Attn: R. King Milling, Jr., Esq. Fax: (212) 506-5151
In the case of NovaDel	NovaDel Pharma, Inc. 25 Minneakoning Road Flemington, NJ 08822 Attn: President Fax: (908) 806-2445
with a copy (not constituting notice) to:	Morgan, Lewis & Bockius LLP 502 Carnegie Center Princeton, NJ 08540 Attn: Randall B. Sunberg, Esq. Fax: (609) 919-6701

or to such other address as the Party to whom notice is to be given may have furnished to the other Party in writing in accordance herewith. Any such communication shall be deemed to have been given (a) when delivered, if personally delivered or sent by telecopier on a business day, (b) on the business day after dispatch, if sent by nationally-recognized overnight courier, and (c) on the third business day following the date of mailing, if sent by mail. It is understood and agreed that this Section 16.10 is not intended to govern the day-to-day business communications necessary between the Parties in performing their duties, in due course, under the terms of this Agreement. Notices provided in accordance with this Section 16.10 shall be deemed delivered upon receipt of the notice by the Party being sent the notice.

16.11 No Agency. Nothing herein shall be deemed to constitute any Party as the agent or representative of any other Party, or the Parties hereto as joint venturers or partners for any purpose. HANA shall be an independent contractor, not an employee or partner of PAR or NovaDel, and the manner in which HANA performs its obligations under this Agreement shall be within HANA’s sole discretion. PAR shall be an independent contractor, not an employee or partner of HANA or NovaDel, and the manner in which PAR performs its obligations under this Agreement shall be within PAR’s sole discretion (subject to PAR’s compliance with its obligations under this Agreement). No Party hereto shall be responsible for the acts or omissions of any other Party, and no Party shall have authority to speak for, represent or bind any other Party in any way without prior written authority from such other Party.

16.12 Entire Agreement. This Agreement and the Exhibits and Schedules attached hereto (which Exhibits and Schedules are deemed to be a part of this Agreement for all purposes) contain the full understanding of the Parties with respect to the subject matter hereof and supersede all prior understandings and writings relating thereto. No waiver, alteration or modification of any of the provisions hereof shall be binding unless made in writing and signed on behalf of the Parties by their respective officers thereunto duly authorized.

16.13 Headings; Interpretation. The section headings contained in this Agreement are for convenience of reference only, do not form a part of this Agreement and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “but not limited to.” All references herein to Articles, Sections and Exhibits shall be deemed references to Articles and Sections of, and Exhibits to, this Agreement unless the context shall otherwise require. All Exhibits and Schedules attached to this Agreement shall be deemed incorporated herein by reference as if fully set forth herein. Words such as “herein,” “hereof,” “hereto,” “hereby” and “hereunder” refer to this Agreement and to the Exhibits, taken as a whole. Except as otherwise expressly provided herein: (a) any reference in this Agreement to any agreement shall mean such agreement as amended, restated, supplemented or otherwise modified from time to time; and (b) any reference in this Agreement to any law shall include corresponding provisions of any successor law and any regulations and rules promulgated pursuant to such law or such successor law.

16.14 Severability. In the event that any provision of this Agreement is held by a court of competent jurisdiction to be unenforceable because it is invalid or in conflict with any law of any relevant jurisdiction, the validity of the remaining provisions shall not be affected, and the rights and obligations of the Parties shall be construed and enforced as if the Agreement did not contain the particular provisions held to be unenforceable.

16.15 Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the Parties hereto and their permitted successors and assigns.

16.16 Counterparts. This Agreement may be executed in any number of counterparts (including signature by facsimile), each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

16.17 Export Controls. Each Party acknowledges that it is subject to United States laws and regulations controlling the export of technical data, computer software, laboratory prototypes and other commodities (including the Arms Export Control Act, as amended and the United States Department of Commerce Export Administrations Regulations). The transfer of such items may require a license from the cognizant agency of the United States Government and/or written assurances by PAR or HANA that it shall not export data or commodities to certain foreign countries without prior approval of such agency. No Party makes any representation as to whether any such license will be required or, if required, whether it will be issued.

16.18 Further Assurances. Each Party hereby agrees, without further consideration, to execute and deliver such documents and take such other actions as the other Party may reasonably request to carry out the provisions hereof and further the intent of this Agreement.

16.19 Consent to Sublicense. NovaDel hereby consents to the terms of this Agreement and the sublicense granted hereunder.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties hereto have caused this Development and Commercialization Sublicense Agreement to be executed as a sealed instrument in their names by their properly and duly authorized officers or representatives as of the date first above written.

HANA BIOSCIENCES, INC.		PAR PHARMACEUTICAL, INC.

By:	/s/ Mark J. Ahn	By:	/s/ John MacPhee
	Name: Mark J. Ahn		Name: John MacPhee
	Title: President and CEO		Title: President, Branded Division

NOVADEL PHARMA, INC.

By:	/s/ Steven Ratoff
Name: Steven Ratoff
Title: Chairman, President and CEO

EXHIBIT A

NOVADEL PATENTS

1.   United States Patent No. 6,676,931 B2